EXHIBIT 23.01

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

of Neuralstem, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-150574, 333-157079, 333-165973, 333-169847, 333-173221, 333-188859, 333-190936, and 333-196567) and on Form S-8 (Nos. 333-172563 and 333-194881) of Neuralstem, Inc. of our report dated March 23, 2017, with respect to the consolidated balance sheet of Neuralstem, Inc. as of December 31, 2016 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in Neuralstem, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 23, 2017